Exhibit 10.11
WHITE LABEL AGREEMENT
     THIS AGREEMENT (the “Agreement”) is entered into by and between Forex Capital Markets Limited, a private limited company organized under the laws of the United Kingdom, with offices at the Northern and Shell Building, 8th Floor, 10 Lower Thames Street, London EC3R 6AD (“FXCM”), and Global Finance Company (Cayman) Limited, an exempted company incorporated in the Cayman Islands, with a registered office at c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands (“Licensee”) (each a “Party” collectively, “the Parties”) and Master Capital Group (“Master Capital”), a Société Anonyme Libanaise formed in Lebanon, and solely with respect to the provisions of Section 16.3, FXCM Holdings, LLC, a Delaware limited liability company, as of 1 November 2010 (the “Effective Date”).
     WHEREAS, FXCM is a dealer in over-the-counter rolling spot foreign currency, contract for difference, spread bet and precious metal contracts and other contracts liable to margin requirements (collectively, “Margin Transactions”) and is regulated by the Financial Services Authority of the United Kingdom (“FSA”). For the avoidance of doubt, the definition of Margined Transactions when used in reference to counterparties who are United States residents shall not include contract for difference or spread bet transactions. Furthermore, spread bet transactions shall only be included in the definition of Margined Transactions when used in reference to counterparties who are United Kingdom residents; and
     WHEREAS, FXCM has developed, owns, and maintains internet-based trading platforms and/or licenses internet-based trading platforms from third parties (each a “Platform” and collectively the “Platforms”), through which its customers are able to conduct real-time Margined Transactions, and the Parties wish to make a branded version of a Platform (the “Branded Platform”) available to Licensee’s customers in strict conformity with the terms and conditions set forth herein; and
     WHEREAS, FXCM maintains separate price provider agreements with one or more third party banks and/or other liquidity providers (each, a “Liquidity Provider”). In connection therewith, FXCM may make tradable prices (the “Prices”) available for use by Licensee in accordance with the terms and conditions of Schedule B, a copy of which is annexed hereto and the terms of which are incorporated herein; and
     WHEREAS, in connection with this Agreement, Licensee agrees to be bound by the terms of the FXCM Client Agreement, the terms of which are incorporated herein and a copy of which was previously provided to Licensee. Licensee acknowledges it has reviewed and understands the terms of the FXCM Client Agreement; and
     WHEREAS, in connection with this Agreement, Licensee agrees to adopt and implement FXCM’s Customer Identification Program (“CIP”) — Anti-Money Laundering (“AML”) and Anti-Corruption Policies, the terms of which are incorporated herein and copies of which were previously provided.

     Furthermore, Licensee certifies and agrees that it will act in accordance with and comply with all applicable AML laws and FSA rules and regulations to which it is subject.
     NOW, THEREFORE, in consideration of the promises and the covenants and representations contained herein, the Parties hereby agree as follows:
1. APPOINTMENT OF MASTER CAPITAL
     1.1 Licensee hereby appoints Master Capital as its agent to perform all of Licensee’s obligations under the Agreement including the execution of Margin Transactions for customers and hereby authorizes and directs Master Capital to act in accordance with the terms of this Agreement, including but not limited to the terms in Schedule B. Master Capital shall be deemed for all purposes a party to and bound by the terms of this Agreement.
2. ADOPTION OF OTHER AGREEMENTS
     2.1 The Parties agree to adopt and be bound by the terms of the FXCM Client Agreement, the terms of which are incorporated herein and copy of which was previously provided to Licensee. Licensee acknowledges and agrees that it has reviewed and understands the terms of the FXCM Client Agreement. For purposes of this Agreement, the corresponding exhibits and schedules to the FXCM Client Agreement are hereby incorporated herein by reference.
     2.2 FXCM maintains separate Foreign Exchange price provider agreements with one or more third-party banks and/or other liquidity providers (each, a “Liquidity Provider”), and in connection therewith, FXCM shall make tradable Foreign Exchange prices (the “Prices”) available for use by Licensee in accordance with the terms and conditions of the Omnibus Agreement, a copy of which is annexed hereto as Schedule B, and the terms of which are incorporated herein.
3. GRANT OF LICENSE
     3.1 During the term of this Agreement, FXCM grants Licensee a limited, non-exclusive, non-transferable license (the “Platform License”) to use the Branded Platform for the sole purpose of enabling its customers to access the products. Licensee acknowledges and agrees that in no event shall Licensee use the Branded Platform in any manner not expressly permitted hereunder, nor, except as expressly permitted under Section 3.5, shall it permit any of its customers or any other third party to retain, modify, copy, or redistribute the Branded Platform or any whitelabel Platform. Licensee shall use its best endeavors to prevent its employees, agents, customers, and third parties from any unauthorized: (a) modification of the Branded Platform or any portion thereof; (b) copying or duplicating the Branded Platform; (c) except as expressly permitted under Section 3.5, renting, selling or otherwise transferring the Branded Platform or any part thereof, or using it for the benefit of any third party; (d) removing, obscuring, altering, or failing to reproduce any notices, designations, or other marks associated with the Branded Platform; and/or (e) preparing any derivative works from the Branded Platform. Upon termination of this Agreement, Licensee agrees immediately to cease use of the Branded Platform in each and every manner.
     3.2 Notwithstanding anything in this Agreement to the contrary, Licensee shall be responsible for all costs and expenses, including, without limitation, license fees, for using any third-party software in connection with this Agreement, and Licensee shall be bound by the terms and conditions of any separate license agreement necessary for Licensee to perform its obligations hereunder. FXCM undertakes to provide copies to Licensee, to the extent permissible, of any such separate license agreements by which Licensee will be bound, in advance of the Effective Date.
     3.3 During the term of this Agreement, FXCM grants Licensee a limited, non-exclusive, non-transferable, non-sublicensable license to use the term “FXCM” and FXCM’s brand name (the “Mark”) for the sole purpose of performing Licensee’s obligations hereunder (the “Mark License”). Licensee acknowledges that FXCM owns and has all right, title, and interest in the Mark and that all proprietary rights and goodwill in the Mark shall continue to inure to the benefit of FXCM and not Licensee. Licensee acknowledges and agrees that in no event shall Licensee use the Mark in any manner not expressly permitted hereunder that could in any way be construed as an infringement or violation of FXCM’s rights associated with the Mark. Licensee shall acquire no property rights in the Mark by reason of its use of the Mark, and if, by operation of law, or otherwise, Licensee is deemed to own, or appears to own any property rights in the Mark, Licensee shall execute any and all documents necessary to confirm or otherwise establish FXCM’s rights therein. Licensee shall take no action that would dilute or denigrate the rights of FXCM in the Mark, and, except as otherwise may be agreed by the Parties at a later date, Licensee shall not in any way, during the term of this Agreement or thereafter, seek to acquire any rights in the Mark. Upon termination of this Agreement, Licensee agrees immediately to cease use of the Mark in each and every manner that could in any way be construed as an infringement or violation of FXCM’s rights associated with the Mark.
     3.4 During the term of this Agreement and subject to the terms of FXCM’s agreements with its Liquidity Providers, FXCM grants Licensee a limited, non-exclusive, non-transferable license (the “Pricing License”) to use the Prices for the sole purpose of enabling License’s customers to conduct Margined Transactions on the Branded Platform in accordance with the terms and conditions hereunder and as set forth in Schedule B. Licensee acknowledges and agrees that in no event will Licensee use the Prices in any manner not expressly permitted hereunder, nor will it permit any of its customers or any other third party to use the Prices in any manner not expressly permitted hereunder. Licensee shall not provide any customers a decrease or increase in the Price spreads for trading currency on the Branded Platform that amounts to a tighter spread than any spread for trading currency offered by FXCM without FXCM’s prior written consent. Licensee will use its best endeavors to prevent its employees, agents, customers, and third parties from any use of the Prices not expressly authorized hereunder. Upon termination of this Agreement, Licensee agrees immediately to cease use of the Prices in each and every manner.

     3.5 Licensee shall not sublicense nor permit any third party to sublicense the Platform License or Pricing License to third parties without FXCM’s express prior written consent, which shall not be unreasonably withheld and shall be given or withheld on an expedited basis. The Parties agree that (a) the Whitelabel Platform may be sublicensed in executable version only; and (b) Licensee shall cause each of its sublicensees to execute a sublicense agreement in the form provided by FXCM, with terms substantially similar to the terms reflected in this Agreement.
4. OBLIGATIONS OF FXCM
     4.1 FXCM shall provide a Branded Platform through which Licensee’s customers will be able to conduct Margined Transactions at Prices provided by FXCM and access and engage in transactions related to other Products that may in the future be offered by FXCM on any of its Platforms. Licensee’s customers will enter into trades via the Branded Platform, with Licensee acting as the direct principal counterparty with respect to such trades, and such trades will immediately be matched by equivalent back-to-back offsetting trades between Licensee and FXCM.
     4.2 The Branded Platform shall at all times contain substantially similar functionality to that concurrently available on other Platforms, except as otherwise agreed to in writing by and between the Parties. FXCM will update the Branded Platform with applicable updates made available to any functionally equivalent Platform, except as otherwise agreed to in writing by and between the Parties.
     4.3 FXCM shall arrange for Licensee to have access to and shall provide, install, implement, test, and confirm operational use of the following systems owned by FXCM: Active Trader, Trading Station II, FX Office System. FXCM shall cooperate with and assist Licensee with installing, implementing and testing all relevant systems at Licensee’s sole cost, as such systems may pertain to sales, tracking, reporting, and day-to-day operations, including FXCM’s CRM system, Sales Force system, Back Office systems, and any relevant marketing systems and websites, as necessary for Licensee to perform its obligations under this Agreement.
     4.4 FXCM shall provide Licensee with a commercially reasonable degree of technical support with respect to the operation of the Branded Platform.
5. OBLIGATIONS OF LICENSEE
     5.1 Licensee represents and warrants that it shall perform its obligations hereunder in a professional workmanlike manner using qualified professionals in accordance with practices and procedures that are substantially similar to those that FXCM applies to its clients generally.
     5.2 Licensee’s operational, marketing, sales and customer support services shall at all times be performed in compliance with FXCM Standards.

     5.3 Licensee shall comply with all laws, rules, and regulations applicable to performance of its obligations under this Agreement.
     5.4 In connection with its sales and operational activities hereunder, Licensee will use FXCM’s forms for customer account agreements, risk disclosures, and other account opening documentation. All alterations or modifications thereto must be pre-approved in writing by FXCM’s Compliance Department prior to publication or release.
     5.5 Licensee agrees to provide FXCM with all information necessary for FXCM to perform its obligations hereunder. Without limitation to the foregoing, Licensee agrees to cooperate with FXCM in designing, implementing, installing and integrating the Branded Platform, as necessary.
     5.6 Licensee will adopt and implement FXCM’s Customer Identification Program (“CIP”) - Anti-Money Laundering (“AML”) Policy and will perform all customer identification, anti-money laundering and other due diligence with respect to each of its customers, and provide each of its customers with all required documents, information and disclosures, in full compliance with all applicable laws, rules and regulations, to include those promulgated by the United States Department of Treasury Office of Foreign Asset Control (OFAC). FXCM may update its CIP and AML Policy from time to time. Licensee agrees to accept and promptly implement all updates to its CIP and AML Policy upon receipt from FXCM.
     5.7 Licensee will adopt and implement FXCM’s Anti-Corruption Policy Statement and Compliance Guide. FXCM may update its Anti-Corruption Policy from time to time. Licensee agrees to accept and promptly implement all updates to its Anti-Corruption Policy upon receipt from FXCM.
     5.8 Licensee shall undertake the following duties as they relate to acquiring new customers, maintaining existing customers, and increasing trade revenue, at all times complying with FXCM Standards and all applicable laws, rules, and regulations:
          (a) Licensee shall perform all customer identification, anti-money laundering verification, and other due diligence with respect to each of its customers and shall provide each of its customers with all required documents, information, and disclosures, in full compliance with all applicable laws, rules, and regulations.
          (b) Licensee shall provide its customers with technical support and non-dealing related support, and shall have full-time personnel dedicated to such tasks, as necessary.
          (c) FXCM may update the Platform(s) and the Branded Platform, in FXCM’s sole discretion, from time to time. Except as may otherwise be agreed by the Parties, Licensee agrees to accept and promptly to implement all new updates and/or versions of the Branded Platform provided by FXCM.

          (d) Except as may be explicitly set forth otherwise in this Agreement, Licensee shall supply and maintain, at its sole cost and expense, all facilities, resources, employees, and equipment necessary to perform its obligations hereunder.
          (e) Licensee agrees to provide FXCM with all information within Licensee’s custody, dominion, and/or control necessary for FXCM to perform its obligations hereunder. Without limitation to the foregoing, Licensee agrees to cooperate with FXCM in designing, implementing, installing and integrating the Branded Platform, as necessary.
          (f) Licensee shall maintain, throughout the term of this Agreement and for not fewer than five (5) years after its termination, full and accurate records of all customer account information and documentation, and shall provide FXCM with proof of its compliance with the foregoing upon request.
          (g) Licensee shall use all reasonable endeavors to ensure a safe and reliable facility, to provide an uninterruptible power source for power backup, and to back up all data.
     5.9 Licensee agrees to expend, during the term of this Agreement, no less than FORTY THOUSAND DOLLARS ($40,000) per month in the United Arab Emirates (UAE), for the sole purpose of marketing FXCM’s products and services to customers in the UAE under the FXCM Mark only. At the end of each month, Licensee, upon request from FXCM, will provide receipts, invoices and any other indicia of marketing expenses actually expended during the previous month. Licensee acknowledges and agrees that all sales and marketing materials must be pre-approved by FXCM’s Compliance Department in writing prior to publication or release.
     5.10 Licensee’s marketing, sales, and customer support services will at all times be performed within the guidelines of FXCM’s policies and performance requirements mandated by FXCM. FXCM shall have the right to terminate this Agreement upon written notice to Licensee in the event Licensee fails to perform in accordance with FXCM’s guidelines and performance requirements.
6. FEES
     6.1 In compensation for Licensee’s performance hereunder, FXCM agrees to collect and to remit to Licensee the transaction-based commissions charged by Licensee to each of its customers trading on the Branded Platform and the spread fees set forth in Schedule A hereto (collectively, the “Maintenance Fees”).
     6.2 Maintenance Fees relating to collections by FXCM of the underlying commissions and fees through the last day of each week shall be payable by FXCM to Licensee by transferring the Maintenance Fees in real time to Licensee’s Merchant Account.

     6.3 Licensee shall be given real-time access by FXCM to the data serving as the basis for the underlying Maintenance Fees, in order to permit Licensee to verify the calculations and bases of the Maintenance Fees. Provided that Licensee has real-time access with no substantial periods of interruption, Licensee shall be deemed to have agreed with the calculation of Maintenance Fees for any calendar month unless it notifies FXCM of its objection to such calculation within ten (10) Business Days after the end of such calendar month. In the event that FXCM and Licensee disagree in any instance with the calculation or bases of Maintenance Fees, then (a) the Parties shall negotiate in good faith to resolve the discrepancy; and (b) if they are unable to resolve the dispute within thirty (30) days, then the Parties agree to submit such dispute to arbitration, as set forth in Section 6.4.
     6.4 In the case of a dispute regarding the calculation or bases of Maintenance Fees, which the Parties are unable to resolve using good-faith negotiation, as set forth in Section 6.3, then the Parties agree that such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”). Arbitration shall be conducted in New York, New York or any other place mutually agreed upon by the Parties, and each Party shall bear its own cost of arbitration. The arbitration shall be conducted using the Expedited Procedures of the AAA Rules, regardless of the amount in dispute. The disputing Parties shall agree on an arbitrator qualified to conduct American Arbitration Association (“AAA”) arbitration. If the disputing Parties cannot agree on the choice of arbitrator, then each Party shall choose one independent arbitrator. The two arbitrators so chosen shall jointly select a third arbitrator, who shall conduct the arbitration. All disputes submitted to arbitration shall be governed by the laws of the state of New York, and the arbitrator shall apply such law without regard to the principles of choice of laws or conflict of laws thereof. All aspects of the arbitration shall be treated as confidential. The decision of the arbitrator shall be final, and the Parties agree to entry of such decision as judgments in all courts of appropriate jurisdiction.
     6.5 Maintenance Fees shall be payable for the duration of this Agreement; provided, however, that if (a) FXCM were reasonably to determine that such payment would violate any law, rule, or regulation to which FXCM or Licensee would be subject; or (b) FXCM were required to withhold payment due to legal, government, or regulatory requirement, then such payments need not be made to Licensee within the timeframes set forth above; provided further, however, that in any such case, each Party shall work diligently and in good faith to resolve the issue(s) preventing payment and to fulfill the intent of the Parties set forth herein, and FXCM shall transfer to Licensee all withheld or delayed payments as soon as commercially reasonable to do so, once FXCM is legally permitted to transfer such payments to Licensee.
     6.6 Each Party shall bear its own costs arising out of the negotiation, preparation, execution, and completion of this Agreement and all related documentation.
7. TERM & TERMINATION
7.1 The initial term (“Initial Term”) of this Agreement shall be for a period of one (1) year commencing on the Effective Date and expiring one (1) year following Licensee’s access to the Branded Platform solution allowing customers to conduct Margin Transactions. Thereafter, the term of this Agreement will automatically be extended for additional successive one-year periods (each, a “Renewal Term”) unless either Party shall have notified the other Party in writing of its desire not to extend the term hereof at least thirty (30) days prior to the end of the Initial Term or any Renewal Term.
7.2 Except as expressly provided otherwise hereunder, this Agreement may be terminated in no manner other than the following
(a)	By the Terminating Party, effective immediately, upon written notice to the Terminated Party if: (i) any representation or warranty of the Terminated Party contained herein is untrue in any material respect; (ii) if the Terminated Party becomes insolvent, makes an assignment for the benefit of the Terminated Party’s creditors, is unable to meet its debts as they mature (or admits in writing to that effect), files or suffers to be filed against it any petition under any provision of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt or similar law or statute (and in the case of a petition filed against the Terminated Party, such petition shall continue indisposed for a period of thirty (30) days);

(b)	By the Terminating Party, effective immediately, upon written notice to the Terminated Party if the Terminated Party: (i) is no longer in good standing with all regulatory authorities to which it is subject; (ii) ceases to conduct business substantially as presently conducted; (iii) breaches any provision of this Agreement which is incapable of remedy or which, if capable of remedy, is not remedied within fourteen (14) days’ written notice from the Terminating Party of said breach;

(c)	By the Terminating Party, effective immediately, upon written notice to the Terminated Party if it becomes unlawful for either Party to perform or comply with any of its obligations hereunder.
     7.3 If FXCM determines, in its sole discretion, that Licensee and/or any of Licensee’s customers show abnormal trading activity or have adopted trading strategies aimed at exploiting price misquotes via the White Label Platform or are generally deemed to be acting in bad faith, FXCM will be entitled to: (i) terminate this Agreement, effective immediately, upon written notice to Licensee; (ii) terminate the customer accounts affected by abnormal trading or abuse; and/or (iii) take any other action FXCM deems necessary to avoid abnormal trading or abuse.
     7.4 Upon termination of this Agreement, Licensee agrees immediately to cease all use of the Branded Platform, the Mark, Prices, and any and all other intellectual property belonging to FXCM.

     7.5 Notwithstanding termination of this Agreement, FXCM shall pay to Licensee, on the regularly scheduled payment date, all Maintenance Fees earned but not yet paid, through the date of termination.
     7.6 Upon termination of this Agreement, each Party agrees to assist and comply with the other Party’s reasonable directions, at the other Party’s sole cost, to cause the orderly transition and migration of services and data in connection with the termination.
     7.7 Each Party’s rights of termination hereunder are in addition to all other remedies and rights to which it may be entitled at law or in equity.
8. CONFIDENTIALITY
     8.1 For the purpose of this Agreement, “Confidential Information” shall mean any and all information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or accessed by the Receiving Party hereunder and not generally known by the public, including, without limitation, financial information; client lists; client information; trade secrets; marketing materials and strategies; sales plans and strategies; costs and pricing strategies; product and service offerings; and all technical, commercial, and financial information. Confidential Information shall not include any information that the Receiving Party can demonstrate that: (a) was known to it prior to its disclosure hereunder; (b) is or becomes publicly known through no wrongful act of the Receiving Party; (c) has been rightfully received from a third party authorized to make such disclosure without restriction; (d) is independently developed by the Receiving Party, without the use of any Confidential Information of the Disclosing Party; (e) has been approved for release by prior written authorization of the Disclosing Party; or (f) is required to be disclosed by government or regulatory authority, court order, or applicable law; provided, however, that, to the extent permitted by law and commercially reasonable, the Receiving Party shall provide the Disclosing Party with prompt advance notice thereof in order to enable the Disclosing Party to seek a protective order or otherwise to prevent such disclosure.
     8.2 The Receiving Party agrees that it shall not use any of the Disclosing Party’s Confidential Information except as expressly permitted under this Agreement. The Receiving Party shall use the same degree of care to protect the Disclosing Party’s Confidential Information as it uses to protect its own confidential information of like nature, but in no circumstances with less than reasonable care.
     8.3 The Receiving Party shall not disclose the Disclosing Party’s Confidential Information other than (a) to its employees who need access thereto in order to effect the intent of this Agreement and who have entered into written confidentiality agreements consistent with this Article 8 or otherwise are bound under substantially similar confidentiality restrictions; and (b) to its attorneys, accountants, and other professional advisors, provided that those advisors are bound under substantially similar confidentiality restrictions.

     8.4 The Receiving Party acknowledges that the use or disclosure of the Disclosing Party’s Confidential Information in any manner inconsistent with this Agreement could cause special, unique, unusual, extraordinary, and irreparable harm to the Disclosing Party, the extent of which would be difficult to ascertain. Accordingly, the Receiving Party agrees that, in addition to any other remedies to which the Disclosing Party may be legally entitled, the Disclosing Party shall have the right to seek and obtain immediate injunctive relief, without the necessity of posting a bond, in the event of a breach or threatened breach of this Article 8 by the Receiving Party or any of its employees or agents.
     8.5 The Receiving Party shall not use the name, trademark, or proprietary indicia of the Disclosing Party in any advertising, announcement, press release, or promotional materials absent the Disclosing Party’s prior written consent.
9. PROPRIETARY RIGHTS
     9.1 Licensee acknowledges and agrees that the Branded Platform is FXCM’s copyrighted property and comprises information, formatting, and templates created by, or selected, coordinated, and arranged by FXCM through the exercise of authorship and by the application of editorial standards and judgments, involving the expenditure of considerable work, time, and money. Licensee agrees that all intellectual property rights with respect to the Branded Platform belong to FXCM.
     9.2 Except as expressly provided hereunder, no license granted hereunder conveys any right, express or implied, to manufacture, duplicate, or otherwise to copy or to reproduce the Branded Platform or any other FXCM software, proprietary content, materials, documentation, records, or other information, or any part, portion, or aspect thereof. Licensee acknowledges and agrees that no ownership of proprietary rights is conveyed to Licensee hereunder. Licensee agrees to cooperate with FXCM to protect FXCM’s proprietary interests in the Branded Platform.
     9.3 Licensee acknowledges and agrees that the terms “FXCM” and “FX Trading Station,” as well as any and all other terms and logos associated with the Mark are proprietary to FXCM. Licensee recognizes that FXCM has title to the Mark, and Licensee shall refrain from any act that would in any way impair FXCM’s rights therein. Licensee agrees that except as expressly contemplated herein, Licensee shall not use the Marks without the prior written authorization of FXCM. Licensee agrees to cooperate with FXCM in obtaining and preserving for FXCM trademark protection in the Mark and in executing all documents that in FXCM’s reasonable judgment are necessary in connection therewith.
     9.4 Licensee shall not adopt, use, or register any corporate name, trade name, trademark, product name, service mark, certification mark, or other designation similar to or incorporating, in whole or in part, the Mark without the prior written consent of FXCM. Upon execution of this Agreement, Licensee shall transfer to FXCM any and all general top-level domains or country code top-level domains that Licensee (by itself or through its officers, employees, or agents) have registered that are similar to or incorporate the Mark in whole or in part. Licensee shall not adopt, use, or register any additional gTLD or ccTLD similar to or incorporating the Mark in whole or in part without the prior written consent of FXCM.
     9.5 Licensee shall promptly notify FXCM of any apparent or threatened infringement of any rights granted by FXCM hereunder of which it becomes aware. FXCM shall have the exclusive right to institute legal action against any parties infringing such rights or otherwise to terminate such infringement, and, without the prior written consent of FXCM, Licensee shall have no right or authority to make any demand, institute any suit, effect any settlement, or take any other legal action with respect to such infringement.
10. RESTRICTIVE COVENANT
     10.1 Licensee covenants and agrees that for the term of this Agreement, it shall be obligated promptly and fully to disclose to FXCM in writing to the best of Licensee’s knowledge any new activity related to Foreign Exchange, other Products, commodities, futures, or options-related products currently supplied or likely to be supplied to Licensee’s customers that are of a character that could be supplied by FXCM, and Licensee shall not have the right to take for its own account or benefit or to recommend to others any such particular investment or business opportunity until the earlier of (a) six (6) months after the date of Licensee’s written disclosure to FXCM, unless FXCM has notified Licensee in writing within that period that it intends to pursue such activity; and (b) the date on which FXCM has notified Licensee in writing that it has determined not to pursue such activity.
     10.2 In light of the unique and valuable services rendered by Licensee to FXCM and Licensee’s knowledge of FXCM’s Confidential Information, and in consideration of the services rendered, Licensee hereby covenants that it shall not, for the duration of this Agreement and for a period of six (6) months following the termination of this Agreement (the “Restricted Period”), directly or indirectly, in any manner whatsoever, alone or in association with another Person, including, without limitation, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, or in any other capacity engage in any of the following activities:
          (a) Carry on; be engaged in or take part in; or render services or advice to; own; share in the earnings of; invest in stocks, bonds, or securities of; or otherwise become financially interested in any person engaged in transactions such as Foreign Exchange trading or in any other business undertaken by FXCM or proposed to be undertaken by FXCM, including but not limited to any business involving the offer or sale of foreign currency contracts or other products with customers or otherwise providing any derivatives transaction execution facility or any interbank or electronic or online trading platform or facility without the written consent of FXCM; provided, however, that Licensee shall not be prohibited from owning equity investment comprising less than one percent (1%) of the issued shares of a publicly traded company engaged in such undertaking; provided, further, that FXCM acknowledges that principals or officers of Licensee currently own substantial equity interests in FXCM and participate in its governance, and continuation of such activities shall not be construed as a violation of this Section 10.2(a); or
          (b) Solicit or attempt to solicit in any manner, assist any other organization or individual in soliciting, or induce or attempt to induce any clients of FXCM or any person with whom or which FXCM or Licensee, on FXCM’s behalf, interacted or communicated regarding business or professional matters or with respect to whom or which Licensee has been furnished Confidential Information to terminate such Person’s relationship with FXCM.
     10.3 Each Party agrees that during the term of this Agreement and thereafter such Party shall not engage in any form of conduct or make any statement or representation that disparages, portrays in a negative light, or otherwise impairs the reputation, goodwill, or commercial interests of the other Party or the other Party’s equity owners, officers, directors, attorneys, agents, or employees.
11. EXCLUSIVITY
     11.1 Licensee will inform FXCM of any existing relationship with any competitor of FXCM under which services related to Margin Transactions are provided to Licensee similar to those contemplated hereunder. Licensee agrees that for the duration of this Agreement, it will not enter into any new relationship with any competitor of FXCM in connection with Margin Transactions similar to those contemplated hereunder.
     10.2 During the Initial Term of this Agreement and any successive Renewal Term(s) Licensee shall be granted the exclusive right to provide services related to Margined Transactions to the following countries (the “Region”) subject to FXCM’s Customer Identification Program (“CIP”) - Anti-Money Laundering (“AML”) Policy: Jordan, Lebanon, Yemen, Libya, Morocco, Algeria, Tunisia, Iraq, Chad, Eritrea, and Mauritania. If at any time during the Initial Term of the Agreement or any successive Renewal Term(s), FXCM ceases to do business in any of the above listed countries, the Parties agrees that such nations shall be stricken from the Region. Commencing on the Effective Date, Licensee must satisfy the following benchmark (the “Region Benchmark”) in order to retain exclusivity in the Region:
          (a) Licensee’s customers must maintain an average monthly minimum notional trading volume exceeding Two and a Half billion (2,500,000,000) base currency units throughout the Initial Term or any successive Renewal Term(s) of the Agreement.
          (b) In the event that Licensee fails to satisfy the Region Benchmark, or if Licensee’s customers average monthly minimum notional trading volume falls below Two and a Half billion (2,500,000,000) base currency units for four (4) consecutive months during the Initial Term or any successive Renewal Term(s) of the Agreement, FXCM shall have the right, unless an alternative has been negotiated between the parties, in its sole discretion and without liability, to terminate (A) its exclusivity obligations to Licensee with respect to the Region; and (B) the Mark License granted by FXCM under this Agreement.
12. REPRESENTATIONS & WARRANTIES
     12.1 Each Party, in order to induce the other Party to enter into and to perform this Agreement, does hereby represent and covenant to the other Party as follows:
          (a) Such Party is duly organized, validly existing, and in good standing in the jurisdiction of its formation and is qualified to do business therein and in all such other jurisdictions as the nature of its business activities and properties may require;
          (b) Such Party has the right and power to enter into and perform its duties hereunder; has taken all requisite corporate action to authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereunder; and has duly authorized, executed, and delivered this Agreement;
          (c) This Agreement is binding upon and enforceable against such Party in accordance with the terms hereof;
          (d) Neither the execution, delivery or performance of this Agreement, nor the consummation of any transaction contemplated hereunder, conflicts with, results in a breach of, or constitutes a default under or violates, as the case may be: (i) such Party’s charter documents; (ii) any law, rule, or regulation applicable to such Party; (iii) any court or administrative order or process applicable to such Party; or (iv) any contract, agreement, arrangement, commitment, or plan of the Party to which or by which the Party is bound; and
          (e) Such Party is, and at all times for the duration of this Agreement will be appropriately registered, or exempt from registration, with all applicable regulatory bodies, self-regulatory bodies, and agencies.
     12.2 FXCM REPRESENTS AND WARRANTS THAT IT SHALL USE ALL REASONABLE ENDEAVORS TO PROVIDE THE BRANDED PLATFORM WITHOUT INTRODUCING ERRORS THEREON. OTHER THAN THE FOREGOING, THE BRANDED PLATFORM IS PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS, WITHOUT WARRANTY OF ANY KIND. WITHOUT LIMITATION TO THE FOREGOING, FXCM MAKES NO WARRANTY THAT THE BRANDED PLATFORM WILL BE UNINTERRUPTED, ERROR FREE OR AVAILABLE AT ALL TIMES, NOR DOES FXCM WARRANT THAT THE SERVICE WILL REMAIN COMPATIBLE WITH, OR OPERATE WITHOUT INTERRUPTION ON, ANY EQUIPMENT OF LICENSEE. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, FXCM UNDERTAKES TO USE ALL REASONABLE ENDEAVORS TO PROVIDE AN UNINTERRUPTIBLE POWER SOURCE.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, LICENSEE ACKNOWLEDGES AND AGREES THAT FAILURE OF HARDWARE, SOFTWARE, OR COMMUNICATION LINES OR SYSTEMS (“TECHNICAL PROBLEMS”) MAY PREVENT FXCM FROM PROVIDING ALL OR PART OF THE BRANDED PLATFORM. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS RESULTING FROM TECHNICAL PROBLEMS AND/OR OTHER PROBLEMS OR FAILURES BEYOND THE FIRST PARTY’S DIRECT CONTROL.
     12.3 EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, REGARDING OR RELATING TO THE SUBJECT MATTER HEREOF. WITHOUT LIMITATION TO THE FOREGOING, EACH PARTY SPECIFICALLY DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING, WITHOUT LIMITATION, THE BRANDED PLATFORM.
13. INDEMNIFICATION
     13.1 Each Party (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all damages, liabilities, losses, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) resulting from any third-party claim, suit, action, investigation or proceeding (each, an “Action”) brought against an Indemnified Party based upon: (a) Indemnifying Party’s breach of its representations or warranties hereunder or to any third party; (b) Indemnifying Party’s non-compliance with any laws, rules, or regulations applicable to performance of its obligations under this Agreement; (c) Indemnifying Party’s material breach of the terms of this Agreement; or (d) Indemnifying Party’s gross negligence or willful misconduct. As used herein, the term “gross negligence” shall mean the reckless or voluntary disregard of the need to use reasonable care, which reckless or voluntary disregard is likely to cause foreseeable substantial harm to person, property or both.
     13.2 An Indemnified Party shall notify the Indemnifying Party of any Action for which indemnification is sought hereunder. Indemnifying Party shall have sole control of the defense and all related settlement negotiations with respect to such Action; provided that any settlement shall not impose any monetary or injunctive obligation upon Indemnified Party absent Indemnified Party’s prior written consent and approval.
14. LIMITATION OF LIABILITY
          NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFIT, LOSS OF BUSINESS, OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT, EVEN

IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
15. AUDIT AND INSPECTION
     15.1 Licensee shall at all times during the term of this Agreement maintain such books and records as shall sufficiently and properly reflect all of its obligations hereunder. FXCM or its designee shall have the right, at FXCM’s sole expense, to conduct an audit of the Licensee books and records and/or an inspection of Licensee’s facilities at any time during regular business hours, upon reasonable notice.
     15.2 FXCM shall at all times during the term of this Agreement maintain such books and records as shall sufficiently and properly reflect all of its obligations hereunder, including, without limitation, the supporting documentation for the calculation and determination of Maintenance Fees. Licensee or its designee shall have the right, at Licensee’s sole expense, to conduct an audit of FXCM’s books and records at the offices of FXCM, to the extent that such books and records relate to the calculation and determination of Maintenance Fees, at any time during regular business hours, upon reasonable notice.
16. GENERAL
     16.1 Notices.
          (a) Except as may otherwise expressly be provided in this Agreement, all notices, demands, consents, waivers, requests, or other instruments or communications given pursuant to this Agreement shall be in writing, shall be signed by an authorized representative of the Party giving the same, and shall be delivered personally; delivered by facsimile, followed by written confirmation of receipt; sent by verifiable form of standard electronic communication; or sent by internationally recognized overnight delivery service. Such instruments or communications shall be addressed to the receiving Party at such Party’s address set forth in this Agreement or to such other address as may have been furnished by such Party to the other Party in the manner set forth in this Section 16.1. Except as may otherwise expressly be provided in this Agreement, any instrument or other communication shall be deemed properly given when sent in the manner prescribed in this Section 16.1.
          (b) In computing the period of time for the giving of any notice, the day on which the notice is given shall be excluded and the day on which the matter noticed is to occur shall be included. If notice is given by personal delivery, then it shall be deemed given on the date personally delivered to such Person. If notice is given by facsimile, it shall be deemed delivered when the sender receives an acknowledgment that the facsimile was sent successfully. If notice is given by standard electronic communication, then it shall be deemed given when sent using such standard electronic communication. If notice is given by internationally nationally recognized overnight delivery service, then it shall be deemed given on the date delivered to such internationally recognized overnight delivery service. If notice is given in any other manner authorized herein or by law, then it shall be deemed given when actually delivered, unless otherwise specified herein or by law.
     16.2 Guaranty.
          (a) Licensee’s obligations under this Agreement shall be guaranteed through a separate Guaranty Agreement executed by the Parties attached hereto as Schedule C.
     16.3 Assignment.
          (a) Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
          (b) Notwithstanding the foregoing, either Party may assign this Agreement in connection with the merger or acquisition of such Party or the sale of all or substantially all of its assets, without the consent of the other Party.
          (c) Further, and notwithstanding the provisions of Section 16.3(a), in the event of the dissolution, insolvency, bankruptcy, or reorganization of FXCM or any similar event preventing FXCM from performing its obligations under this Agreement, then FXCM shall assign this Agreement to FXCM Holdings, LLC, a Delaware limited liability company, prior to such event, or shall be deemed to have assigned this Agreement to FXCM Holdings, LLC prior to such event, and FXCM Holdings, LLC hereby agrees to accept such assignment. In such event, FXCM Holdings, LLC may make further assignment of its rights and obligations under this Agreement to an operating subsidiary of FXCM Holdings, LLC acceptable to Licensee, which acceptance and approval shall not be unreasonably withheld.
Further, and notwithstanding the provisions of Section 16.3(a), in the event of the dissolution, insolvency, bankruptcy, or reorganization of Licensee or any similar event preventing Licensee from performing its obligations under this Agreement, then Licensee shall assign this Agreement to Master Capital Group, S.A.L., a Société Anonyme Libanaise formed in Lebanon, prior to such event, or shall be deemed to have assigned this Agreement to Master Capital Group, S.A.L. prior to such event, and FXCM hereby agrees to accept such assignment. In such event, Master Capital Group, S.A.L. may make further assignment of its rights and obligations under this Agreement to an operating subsidiary of Master Capital Group, S.A.L. acceptable to FXCM, which acceptance and approval shall not be unreasonably withheld.
          (d) This Agreement shall be binding upon and shall inure to the benefit of the Parties, their respective successors, and permitted assigns. A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

     16.4 Governing Law & Venue. Except as set forth in Section 6.4, this Agreement shall be governed by and construed in accordance with the laws of England, without giving effect to the principles of choice of law or conflicts of law thereof. Except as set forth in Section 6.4, the Parties agree to submit to the jurisdiction of the courts located in London, England, for the adjudication of any case or controversy arising under this Agreement.
     16.5 Amendment & Waiver. Any amendment or modification of any portion of this Agreement shall not be effective unless the same is in writing and signed by both Parties. Any of the terms or conditions of this Agreement may be waived at any time by the Party or Parties entitled to the benefit thereof, but only by a writing signed by the Party or Parties waiving such terms or conditions. No waiver of any provision of this Agreement or of any rights or benefits arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided in writing.
     16.6 Severability. If any term or provision of this Agreement or any application of this Agreement, shall be declared or held invalid, illegal, or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality, or unenforceability, and the validity, legality, and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.
     16.7 Survival. Articles 7, 8, 9, 10, 12, 13, 14, and 16 shall survive the termination of this Agreement.
     16.8 Interpretation.
          (a) Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or paragraph hereof; (ii) words importing the masculine gender shall include the feminine and neuter genders, and vice versa; and (iii) words importing the singular shall include the plural, and vice versa.
          (b) The section headings contained in this Agreement are intended for convenience of reference only, and shall not affect its interpretation.
     16.9 Independence. The Parties are independent contractors with respect to each other, and neither Party shall be deemed an employee, agent, partner, or legal representative of the other Party for any purpose, nor shall either Party have any authority to create any obligation on behalf of the other Party.
     16.10 Force Majeure. Notwithstanding any provision of this Agreement to the contrary, any delay or failure of performance by either Party shall not be considered a breach of this Agreement and shall be excused to the extent caused by any event beyond the reasonable control of such Party, including, without limitation, acts of God, acts of civil or military authorities, acts of terrorism, strikes or other labor disputes, fires, interruptions in telecommunications or internet or network provider services, power outages, and government restrictions; provided, however, that when and to the extent that such force majeure shall have abated, the Party delayed or prevented from performing its obligations shall do so as soon as it is commercially reasonable to do so, to the extent that the delayed or prevented action(s) can be performed at such later time.
     16.11 Entire Agreement. This Agreement (including the schedules and exhibits attached hereto and the other agreements between the Parties to which reference is made herein and that are made a part hereof) represents the entire agreement by and between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, representations, warranties, requests for proposal and/or negotiations between the Parties, whether oral or in writing, and constitutes the sole agreement between the Parties with respect to the subject matter hereof.
     16.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be conveyed by facsimile or other standard electronic transmission and shall be binding upon the Parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other Parties following the applicable facsimile or other electronic transmission; provided, however, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

FOREX CAPITAL MARKETS LIMITED		GLOBAL FINANCE COMPANY (CAYMAN)

By:	/s/ David Sakhai	By:	/s/ Michel Daher

Name:	David Sakhai	Name:	Michel Daher

Title:	Director	Title:	Chairman

Date:	10 November 2010	Date:	9 November 2010

MASTER CAPITAL GROUP, S.A.L.

By:	/s/ Henri Chaoul

Name:	Henri Chaoul

Title:	Director

Date:	9 November 2010

Agreed and accepted solely with respect to Section 16.3:

FXCM HOLDINGS, LLC

By:	/s/ Dror Niv

Name:	Dror Niv

Title:	Chief Executive Officer

Date:	10 November 2010

SCHEDULE A
Maintenance Fees
Master Capital acknowledges and agrees it shall act as Licensee’s agent in executing Margin Transactions in exchange for consideration agreed upon between Licensee and Master Capital. Master Capital shall not be owed any Maintenance Fees or other compensation under this Agreement.
          Payment of Maintenance Fees shall be based on the following formulae:
Foreign Exchange Transactions — Licensee’s Customers
          (1) For Licensee customers, Licensee shall receive a rebate equal to 75% of the mark up in the retail spread offered by FXCM for each currency pair in accordance with the attached Schedule A-1. The parties agree that six (6) months from the Effective Date and every subsequent sixth month period therefrom, for as long as the Agreement is in place, FXCM will review and adjust the rebates, if necessary, to ensure the rebates reflected in Schedule A-1 continue to equal 75% of the mark up in the retail spread offered by FXCM.
               (a) In the event the retail spreads are either widened or tightened by Licensee, Licensee shall retain 75% of the adjusted spread with the remaining payout to FXCM.
Foreign Exchange Transactions — Referring Brokers
For the purposes of this Schedule A, “Referring Brokers” are defined as unaffiliated, independent third parties who act as a referral source for the purpose of referring prospective counterparties to Licensee for the purpose of engaging in Margined Transactions. Under no circumstances can an employee, owner, or otherwise related third party to Licensee act as a Referring Broker under this Agreement.
MT4 Platform
          (2) Licensee shall receive a rebate in proportion to the percentages set forth in Sections (1) and (1)(a) above.
TS II Platform
          (3) Licensee may offer Referring Brokers rebates not to exceed 1 pip per round-turn trade on all currency pairs, and FXCM shall receive payouts of the remaining balance of the mark-up on the retail spread in proportion to the percentage set forth in subsection (1)(a) above.
               (a) In the event the retail spreads are widened upon the request of a Referring Broker as defined in this Schedule A, FXCM shall rebate to Licensee 100% of the mark up in the retail spread under the express condition Licensee shall payout such rebate to the requesting Referring Broker.
Foreign Exchange Transactions — Introduced Customers
          (4) For customers introduced to an FXCM trading platform prior to October 1, 2009, Licensee shall receive a rebate equal to 0.5 pip per lot traded round turn on all currency pairs.
          (5) For customers introduced to an FXCM trading platform after October 1, 2009, Licensee shall receive a rebate in proportion to the percentages set forth in Sections (1) and (1)(a) above.
Active Trader Platform
          (6) From the Effective Date of this Agreement until December 31, 2010, Licensee shall maintain 50% of the commissions charged to Licensee’s customers trading on the Active Trader Platform up to One Hundred Dollars ($100 USD) per one (1) million units of base currency units traded round turn on all currency pairs. Licensee agrees to minimally charge its customers either Seventy Dollars ($70 USD) or the Active Trader advertised commission per one (1) million units of base currency units traded round turn on all currency pairs, whichever is higher. Licensee shall retain 100% of any additional commissions in excess of $100 USD charged to Licensee’s customers trading on the Active Trader Platform.
          (7) Commencing January 1, 2011, Licensee shall maintain 75% of the commissions charged to Licensee’s customers trading on the Active Trader Platform up to One Hundred Dollars ($100 USD) per one (1) million units of base currency units traded round turn on all currency pairs. Licensee agrees to minimally charge its customers either Seventy Dollars ($70 USD) or the Active Trader advertised commission per one (1) million units of base currency units traded round turn on all currency pairs, whichever is higher. Licensee shall retain 100% of any additional commissions in excess of $100 USD charged to Licensee’s customers trading on the Active Trader Platform.
          (8) In the event the Active Trader spreads are widened by Licensee in lieu of charging commissions to its customers as annotated in paragraphs (6) & (7), the parties will share the fees in the following manner:
               (a) From the Effective Date of this Agreement until December 31, 2010, Licensee shall maintain 50% of the widened Active Trader spreads up to 1 pip. Licensee agrees to minimally widen the Active Trader spreads by .7 pip. Licensee shall retain 100% of any additional mark up of the Active Trader spreads above 1 pip.
               (b) Commencing January 1, 2011, Licensee shall maintain 75% of the widened Active Trader spreads up to 1 pip. Licensee agrees to minimally widen the Active

Trader spreads by .7 pip. Licensee shall retain 100% of any additional mark up of the Active Trader spreads above 1 pip.
Contract for Difference Transactions
          (9) Licensee shall receive a rebate equal to 0.5 pip per lot traded round turn on all Contract for Difference (“CFD”) share indices and commodities for all Licensee’s customers, excluding any foreign exchange and XAU/USD instruments.
          (10) Licensee shall receive a rebate equal to 10 pips per lot traded round turn on all XAU/USD instruments.
United Arab Emirates
          (11) Licensee shall receive a rebate equal to .5 pip per lot traded round turn on all currency pairs and CFD share indices and commodities with the exception of XAU/USD instruments for all direct new retail customers who are residents of the United Arab Emirates (UAE), who open accounts with FXCM following the Effective Date. The rebates are conditioned on Licensee maintaining its monthly marketing expenditures in the UAE per Section 5.9. If Licensee fails to maintain its monthly marketing expenditure on a month-to-month basis, any rebates paid to the Licensee in a month in which it failed to meet its monthly marketing expenditure shall be deducted from any future rebates due and owing to the Licensee.
          (12) Licensee shall receive 5 pips per lot traded round turn on XAU/USD instruments based on the same criteria.
Other
With respect to other products that may be offered on any Platform in the future, the Parties agree that they will discuss in good faith the economics and arrangements between them with respect to Licensee’s offering of such products, in order to reach mutual agreement with respect thereto. Additionally, the Parties agree to negotiate separately the use of the FXCM PRO platform by Licensee, payments for rollover rates and a new rebate structure for CFD transactions once they are placed on Straight Through Processing (STP).
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Schedule A as of the Effective Date:

FOREX CAPITAL MARKETS LIMITED	GLOBAL FINANCE COMPANY (CAYMAN)

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE A-1

AUD/CAD	1.65
AUD/CHF	1.65
AUD/JPY	1.65
AUD/NZD	1.5
AUD/USD	1.5
CAD/CHF	2.25
CAD/JPY	1.65
CHF/JPY	1.65
CHF/NOK	15
CHF/SEK	15
EUR/AUD	1.65
EUR/CAD	1.65
EUR/CHF	1.5
EUR/CZK	3
EUR/DKK	12.15
EUR/GBP	1.5
EUR/HUF	12
EUR/JPY	1.65
EUR/NOK	15
EUR/NZD	1.65
EUR/PLN	12
EUR/SEK	15
EUR/TRY	3.15
EUR/USD	1.5
GBP/AUD	1.65
GBP/CAD	1.65
GBP/CHF	1.65
GBP/JPY	2.25
GBP/NZD	1.65
GBP/SEK	15
GBP/USD	1.5
HKD/JPY	1.8
NOK/JPY	15
NZD/CAD	1.8

NZD/CHF	2.25
NZD/JPY	1.8
NZD/USD	1.5
SEK/JPY	15
SGD/JPY	2.25
TRY/JPY	4.5
USD/CAD	1.5
USD/CHF	1.5
USD/CZK	3
USD/DKK	12.15
USD/HKD	12.15
USD/HUF	12
USD/JPY	1.5
USD/MXN	15
USD/NOK	15
USD/PLN	12
USD/RUB	15
USD/SEK	15
USD/SGD	3.15
USD/TRY	3.15
USD/ZAR	15
ZAR/JPY	2.25

SCHEDULE B
Omnibus Agreement
          1. Capitalized terms not defined herein shall have the meanings ascribed to those terms in the White Label Agreement between the Parties, dated November 1, 2010. The Parties acknowledge that Master Capital is the owner of the Omnibus Account(s) and Licensee is owner of the Merchant Account(s).
          2. Master Capital shall maintain multiple accounts with FXCM to process all trades made by Master Capital (each, an “Omnibus Account”). A separate Omnibus Account shall be created for each server utilized. Each Omnibus Account will constitute all net open positions per currency pair per and/or Contract for Difference share indices and commodities (“instrument”) per server, and will allow real-time tracking of margin requirements for all such positions. In addition, each Omnibus Account will also reflect overall Profits/Losses (which will include profits/losses from both closed and floating positions) (“P/L”), of all trading activity thereby providing Master Capital with the necessary information to track the equity of each Omnibus Account.
          3. Master Capital agrees to provide FXCM with all information within its dominion and control and commercially reasonable assistance necessary for FXCM to perform its obligations under the Agreement. Without limiting the foregoing, Master Capital agrees to cooperate with FXCM in enabling FXCM to provide Prices on the Branded Platform. Master Capital acknowledges and agrees that it is responsible for providing, at its sole expense, all equipment necessary for it to access and use the Prices, including, but not limited to, computers, computer systems, servers, peripheral equipment, operating systems, applications, communications software, internet access, telecommunications equipment, and other equipment and software (the “Equipment”). Master Capital further acknowledges and agrees that Equipment requirements may be changed from time to time by FXCM upon reasonable advance notice. Master Capital shall be solely responsible for all costs and expenses in connection with configuring the Branded Platform to enable access to and use of the Prices.
          4. All net open positions in the Omnibus Accounts shall be monitored by FXCM to determine the amount of minimum margin that Master Capital must maintain therein. The margin requirement to secure all Customer net open positions shall be two percent (2%) of the notional value of all aggregate Customer net open positions (the “Margin Requirement”). FXCM may increase the Margin Requirement in FXCM’s sole but reasonable discretion. At all times, Master Capital shall maintain positive useable margin in the Omnibus Account(s).
          5. Each week, Master Capital shall remit to FXCM an amount equal to the aggregate of all losses from both closed and floating positions (the “Clearing Deposit”). Master Capital shall make payment to FXCM’s clearing account no later than three (3) days following the end of each week. Notwithstanding the foregoing, FXCM reserves the right to request immediate payment at any time in the event that Master Capital’s aggregate losses from both closed and floating positions exceed Five Hundred Thousand United States Dollars ($500,000 USD).
          6. Any demand for Margin Requirements and/or Clearing Deposits must be satisfied within such commercially reasonable time period as may be specified by FXCM. In the event that the satisfactory Margin Requirement and/or Clearing Deposit is not provided, FXCM shall be at liberty to take such actions as FXCM may, in its sole discretion, deem appropriate. Master Capital shall at all times be liable for the payment of any debit balance or deficiency on account, and FXCM shall have all rights and remedies available at its disposal, including, without limitation, the right to deduct or offset such amounts from Master Capital’s Omnibus Accounts.
          7. FXCM may, at any time, notify Master Capital that unless Master Capital deposits additional funds into Omnibus Accounts to meet the Margin Call or funds into FXCM’s clearing account to meet the Clearing Deposit, FXCM may liquidate any or all open positions (“Margin Call”). Once issued, Master Capital must comply in full with the Margin Requirement and/or remit in full the Clearing Deposit regardless of any currency value fluctuations and irrespective of any recovery in the market value of the subject open positions. Master Capital may not increase or establish any new open positions while any Margin Call and/or Clearing Deposit remains unsatisfied.
          8. All funds, currency, or other property belonging to Master Capital and being held by FXCM or its affiliates or that are in FXCM’s or its affiliates’ possession or control or that are carried on FXCM’s or its affiliates’ books for the purpose of providing security, may be set off to satisfy any of Master Capital’s liabilities under this Omnibus Agreement, irrespective of the number of accounts that Master Capital may have with FXCM. FXCM and its affiliates may, with notice to Master Capital, apply and/or transfer any or all funds between Master Capital’s Omnibus Accounts.
          9. In the event FXCM notifies Master Capital of a Margin Call, (Margin Call herein defined as any time frame where aggregate Useable Margin is less than zero), FXCM reserves the right to withhold the transfer of due and owing Maintenance Fees to Licensee’s Merchant Account(s) and place a hold on withdrawals from the Merchant Accounts(s) until Master Capital deposits additional funds into its Omnibus Account(s) to meet the Margin Call.

SCHEDULE C
Guaranty Agreement
          This Guaranty Agreement (“Guaranty”) dated November 1, 2010 is made by the undersigned, Master Capital Group, S.A.L., a Société Anonyme Libanaise formed in Lebanon (“Guarantor”), in favor of Forex Capital Markets Limited (“FXCM”), a private company incorporated in the United Kingdom (each a “Party” and together, the “Parties”), in order to induce FXCM to enter into the White Label Agreement between FXCM and Global Finance Company (Cayman) ( “Licensee”) dated November 1, 2010 (the “Agreement”).
          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:
1.	The Guarantor hereby unconditionally guarantees, as primary obligor and not merely as a surety, the prompt and due payment in full of all obligations of Licensee under the Agreement, now or hereafter owing or due to FXCM thereunder; provided, however, that the Guarantor shall have the right to assert as a defense to any claim hereunder any defense Licensee could assert under the Agreement.

2.	The Guarantor further agrees to be liable hereunder to reimburse FXCM for any losses, damages, or expenses (including, without limitation, reasonably attorneys’ fees and other expenses) that FXCM may incur in enforcing the terms of the Agreement and/or this Guaranty (such expenses being collectively the “Collection Expenses”).

3.	The Guarantor hereby covenants and agrees that the Guarantor’s obligations hereunder:
(a) are absolute and irrevocable;
(b) are in no way contingent upon any requirement that FXCM seek, demand payment, or exhaust any right to take action against Licensee with respect to its obligations under the Agreement;
(c) shall remain in full force and effect and shall not be discharged or affected by any circumstance, act, or omission whatsoever that, but for this provision, might constitute a legal or equitable discharge or otherwise operate to release or exonerate the Guarantor from its obligations hereunder, it being the intention of the Guarantor that its guarantee shall be absolute and unconditional in any and all circumstances.
4.	The Guarantor hereby represents, warrants, and covenants to FXCM that:

(a) The execution and delivery of this Guaranty by the Guarantor will not result in any breach of or default under any provision of any contract or agreement of any kind to which the Guarantor is a party or by which the Guarantor is bound or to which the Guarantor’s assets or properties are subject.
(b) The execution of this Guaranty has been duly authorized by all required action of the Guarantor, and this Guaranty constitutes a valid, legal, and binding guaranty of the Guarantor, enforceable in accordance with its terms.
5.	This Guaranty Agreement shall be governed by, enforced, and construed in accordance with the laws of England, and Guarantor hereby expressly submits to the jurisdiction of the courts in London, England for purposes of any action or proceeding involving the Guaranty and consents that any proceeds or notice of motion or other application to any of said courts or to any judge thereof may be served within or without any such court’s jurisdiction by registered or certified mail or by personal service.

6.	This Guaranty shall inure to the benefit of and be enforceable by FXCM and its successors and assigns and shall be binding upon and enforceable against Guarantor and its successors and permitted assigns; provided, however, that this Guaranty may not be assigned by Guarantor to any other party without the prior written consent of FXCM; and further provided that any such assignment by Guarantor, as consented by FXCM, shall not release Guarantor from its obligations hereunder. A person who is not a Party to this Guaranty has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms

7.	If any term or provision of this Guaranty or any application of this Guaranty, shall be declared or held invalid, illegal, or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality, or unenforceability, and the validity, legality, and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

8.	This Guaranty may not be amended, modified, or waived except by a writing signed by the Guarantor and FXCM.

9.	This Guaranty represents the entire agreement by and between Guarantor and FXCM with respect to the subject matter hereof, and supersedes all prior agreements, understandings, representations, warranties, requests for proposal, and/or negotiations between the Parties, whether oral or in writing, and constitutes the sole agreement between the Parties with respect to the subject matter hereof.

10.	This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Guaranty may be conveyed by facsimile or other standard electronic transmission and shall be binding upon the Parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other Party following the applicable facsimile or other electronic transmission; provided, however, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Guaranty.
          IN WITNESS WHEREOF, the Parties have entered into this Guaranty as of the date first set forth above.

GUARANTOR:

MASTER CAPITAL GROUP S.A.L.

By:

Name:

Title:

Date:

Approved and Accepted:

FOREX CAPITAL MARKETS LIMITED

By:

Name:

Title:

Date: